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                                                                   EXHIBIT 10(f)


                       EXTENSION OF EMPLOYMENT AGREEMENT

     This extension agreement is made and entered into as of November 14, 1996, by and between Transworld Systems Inc., a California Corporation (the "Company") and George Macaulay (the "Employee").

     WHEREAS, the Employee is currently employed by the Company under a contract dated July 1, 1995 (the "Employment Agreement"); and

     WHEREAS, the Company and the Employee have agreed (a) to extend the Employment Agreement for an additional two (2) years and (b) to amend the Employment Agreement as extended in the manner hereafter set forth,

     NOW THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, the parties hereby agree that the Employment Agreement is extended and amended as follows:

     1. The first line of paragraph (B) of Article FIRST is amended to read as follows:
          "(B) The Employee shall serve as the President and Chief Executive Officer".

     2. The date "June 30, 1997" in paragraphs (A) and (C) of Article SECOND and paragraphs (F) and (G) of Article THIRD is amended to read "June 30, 1999."

     3.   The following sentence is added to paragraph (B)(i) of Article THIRD:

          "Subject to the terms of this Employment Agreement, for   each of the
     Fiscal Years of the Company ending June 30, 1998 and June 30, 1999, the Employee also shall be entitled to receive bonuses as set forth in Schedule 2, annexed hereto."
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     4.   Paragraph (B)(ii) of Article THIRD is amended to read in full as follows:

          "(ii) For purposes hereof, "Adjusted Pretax Income" shall mean the net income of the Company and its subsidiaries, if any, as reported to Union for the twelve (12) months ended June 30, before Federal and state income taxes, and before (a) goodwill amortization expense, (b) bonus expense for Gordon Dunn, (c) Employee's bonus expense in respect of periods after July 1, 1995, (d) mortgage interest expense, if any, related to the land and buildings that are currently owned by the Company in Rohnert Park, California, and (e) any payment made by the Company to Gordon Dunn pursuant to Article FOURTH (C) of Gordon Dunn's Employment Agreement with the Company."

     5.   The following is added to paragraph (B)(iii) of Article THIRD:

          ",except that the Company shall contribute for each full   fiscal year
     after June 30, 1997 during which Employee is employed hereunder Thirty Thousand Dollars ($30,000) to such non-qualified retirement plan established for him."

     6.   Paragraph (D) of Article THIRD is amended to read in full as follows:

          "(D)  The Company shall procure and keep in force during   the term of
     this Agreement for the benefit of the Employee a policy of term, "split dollar" or other life insurance, to be determined at the sole discretion of the chief executive officer of The Union Corporation, in the face amount of $1,000,000, provided that such insurance can be obtained by the Company at a commercially reasonable cost. The Company shall pay all of the premiums payable on such insurance, provided that the Company shall only be required to pay the normal rate for "non-rated" males of the Employee's age, and all or portion of the cost of such premiums shall be additional compensation to the Employee. Any such compensation shall not be deemed to be "Base Salary" for the purposes of this Agreement. The beneficiary of such insurance shall be designated by the Employee, and the owner of the insurance policy shall be the Employee or his assigns. The Employee agrees to submit to any physical examination required by any prospective insurer, and will otherwise cooperate with the Company in connection with any insurance on the Employee which the Company may wish to obtain. If a "split dollar" policy has been obtained, the Company shall have the right to return of the premiums that the Company has paid from the proceeds of the policy when such proceeds are paid or from the cash value of the policy, if any, if the policy shall be cashed in before the death of the insured, and the Company

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     shall have the right to receive reasonable assurances (including an irrevocable endorsement if appropriate/available) from the owner of the policy that the Company will be paid such amounts. It is acknowledged and agreed that the obligations of the Company under this paragraph only relate to the payment of the premiums in respect of the policy as provided herein. The Company shall have no further obligations with respect to the policy and it shall be Employee's responsibility to take whatever actions may be necessary to keep the policy in effect."

     7. In each place where the date "June 30, 1999" appears in paragraphs (F) and (G) of Article THIRD, it shall be replaced with the date "June 30, 2001."

     8.   The following paragraphs (H) and (I) shall be added to Article THIRD:

          "(H) Upon the Employee's retirement from regular employment with the Company, he will receive at the Company's expense medical insurance coverage comparable to the present plan of the Company for the remainder of his life; provided that if the cost of such coverage exceeds the normal rate for non-rated males of the Employee's age, the Employee will be required to reimburse the Company for the amount of such excess."

          "(I)  The Union Corporation will recommend to its Stock   Option
     Committee that Employee be granted an option to purchase Twenty-Five Thousand (25,000) shares of The Union Corporation common stock. If such option is granted by the Stock Option Committee, the exercise price and other terms and conditions of such option shall be determined by the Committee at the time of grant."

     9.   The attached Schedule 2 is added to the Employment Agreement.

     10. Paragraph (B)(iii) of Article THIRD is clarified and modified as set forth in this Section 10. The Company shall contribute all amounts previously earned, including all accrued interest, under paragraph (B)(iii) of Article THIRD to a Rabbi Trust. With respect to amounts hereafter payable under paragraph

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(B)(iii) of Article THIRD the parties agree that the Employee must be employed by the Company on June 30 of each fiscal year to earn the non-qualified retirement plan contribution for the applicable fiscal year. Subject to the foregoing, the Company agrees to contribute beginning with the fiscal year ending June 30, 1997, amounts earned under paragraph (B)(iii) of Article THIRD to the Rabbi Trust no later than July 15 following the end of the fiscal year for which it is earned. The Trustee shall be instructed to retain separate records with respect to such contributions and any income, gains, losses and expenses with respect thereto.

          A. The administrative costs and expenses with respect to establishing and maintaining such Rabbi Trust shall be paid by the Company and shall not be deducted from the Rabbi Trust. However, the Company shall not be obligated to pay for any costs, expenses or losses relating to the purchases, sales or holding of assets and investments by the Rabbi Trust, which costs, expenses and losses shall be borne solely by the Rabbi Trust.

          B. Subject to the Employee satisfying the employment requirements hereunder, the Company's only obligations to the Employee and his beneficiaries, heirs and estate regarding paragraph (B)(iii) of Article THIRD is to (i) establish and maintain the Rabbi Trust, (ii) contribute to the Rabbi Trust all amounts previously earned, including all accrued interest due thereon, (iii) contribute $15,000 to the Rabbi Trust no later than July 15, 1997 and to contribute $30,000 to the Rabbi Trust by each July 15th thereafter during the term of this Employment Agreement

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and (iv) pay the administration costs and expenses in accordance with paragraph
A. above. The Employee and Company hereby acknowledge and agree that all gains, losses, earnings and expenses relating to the purchases, sales or holding of assets and investments of the Rabbi Trust shall enure to the benefit or detriment of the Employee and that, subject to the Employee's rights in the event of the Company's Insolvency (as defined in the Rabbi Trust Agreement), the payment by the Company of the administrative expenses described in paragraph A. of this Section 10 and the payment of the applicable annual contribution(s) to the Rabbi Trust in accordance with this paragraph B. shall relieve the Company of any and all of its obligations under paragraph (B)(iii) of Article THIRD and this Section 10. The amounts that the Company contributes to the Rabbi Trust shall be an asset of the Company and shall be subject to the claims of the Company's general creditors.

          C. The Employee shall have the right to designate a beneficiary of all of the amounts payable pursuant to paragraph (B)(iii) of Article THIRD and this Section 10 in the event of his death and to change any beneficiary previously designated by him. Such designation shall be made by delivering to the Chief Financial Officer of the Company a writing dated and signed by the Employee setting forth the name and address of the person or persons so designated. Upon the death of the Employee, any amounts payable from the Rabbi Trust shall be paid in accordance with such Trust Agreement and this paragraph
C. to the beneficiary or beneficiaries designated by the Employee, or, failing such designation, to his

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estate.  Upon the termination of the Employee's regular employment with the
Company, the entire amount then allocated to his account in the Rabbi Trust, including all earnings and accretions thereto, net of all losses and expenses required to be borne by the Rabbi Trust pursuant to paragraph A. of this Section 10, shall be paid to the Employee (or his beneficiary or beneficiaries if such termination occurs as a result of the death of the Employee) under one of the following options that the Employee or such beneficiary or beneficiaries, or failing a designated beneficiary or beneficiaries, the Employee's legal representatives, shall select within thirty (30) days after said termination of employment:

          1. Such amount shall be paid in monthly installments as nearly equal as practicable over a designated number of months as specified by the person entitled to select the option, not exceeding thirty-six (36) months, commencing thirty (30) days after the termination of the Employee's regular employment with the Company, provided that no monthly installment except the last shall be less than $1,000; or

          2. Such amount may be applied to the purchase of an immediate or deferred life annuity contract on the sole life of the Employee, or jointly on the lives of the Employee and the beneficiary designated by the Employee pursuant to this paragraph C; or

          3.        Such amount may be paid forthwith in a lump sum.

     If more than one beneficiary is designated and the Employee's

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spouse is a beneficiary, the option shall be selected by her if she survives him, and otherwise by a majority of the beneficiaries.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Extension of Employment Agreement as of the day and year first above written.

                                    TRANSWORLD SYSTEMS INC.

/s/ GEORGE MACAULAY                 By:/s/ GORDON S. DUNN
------------------------------         -----------------------
George Macaulay                        Gordon S. Dunn
                                       Chairman

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                                   SCHEDULE 2

              GEORGE MACAULAY EMPLOYMENT AGREEMENT BONUS SCHEDULE

                 FOR FISCAL YEARS ENDED JUNE 30, 1998 AND 1999

I. The maximum bonus for the Employee for any fiscal year is Six Hundred Thousand Dollars ($600,000).

II.  For fiscal years ending in 1998 and 1999, there are    four components to
     the Employee's bonus, two Adjusted Pretax Income ("API") components and two other components, as follows:


          A. First API Component:
             -------------------

               If Transworld's           The minimum bonus
               API equals or exceeds     based on the API
Fiscal Years   the following amount:       component is:
------------   --------------------       -------------
1998 & 1999          $14,000,000              $300,000


          B.  Second API Component:
              --------------------

                If API increases
                by the following %
                amounts over the API   The additional bonus
                for the preceding      based on the
Fiscal Years    fiscal year:           API component is:
--------------  --------------------   --------------------
1998 & 1999           10.0%                   $105,000
                      15.0%                   $157,500
                      20.0%                   $210,000

          C.  Pretax Margin Component (Maximum $45,000)
              -----------------------------------------

          If Transworld's consolidated Pretax Margin is 20.0% or more, then the Employee will be paid an additional bonus of $45,000. "Pretax Margin" for purposes hereof shall mean, for any fiscal year, the percentage derived by dividing the annual pretax income reported by Transworld to Union (which will differ from Transworld's API for such year) by the revenues of Transworld for such year. "Annual pretax income" shall mean the net income of Transworld and its subsidiaries, if any, as reported to Union before Federal and state income taxes and before (a) goodwill amortization expense, (b) mortgage interest expense, if any, related to the land and buildings that are currently owned by the Company in Rohnert Park, California, and (c) any expense related to the

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          payment, if any, made by the Company to Gordon Dunn pursuant to
          Article FOURTH (C) of Gordon Dunn's Employment Agreement with the Company.


          D.  Discretionary Component (Maximum $45,000)
              -----------------------------------------

          Each year George Macaulay and the CEO of Union Corporation will agree on the factors that will constitute the discretionary component.

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